EXHIBIT 11

      INTERDIGITAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF NET INCOME PER SHARE

             (In Thousands, Except Per Share Amounts)

                         (UNAUDITED)



                                                                     Three Months
                                                                        Ended
                                                                    March 31, 1995
                                                                    --------------
Computation of Primary Earnings Per Share:
- -----------------------------------------

    Net Income Applicable to Common Shareholders ..............         $20,138
                                                                        =======

    Weighted Average of Primary Shares:
        Common Stock ..........................................          42,938
        Assumed Conversion of Options and Warrants ............           3,916
                                                                        -------
                                                                         46,854
                                                                        =======

    Primary Earnings Per Share ................................         $   .43
                                                                        =======


    A calculation for the three month period ended March 31, 1994 has not been presented since the effect of the options and warrants would be anti-dilutive.